FOR IMMEDIATE RELEASE

CIT ESTABLISHES $2 BILLION COMMITTED REVOLVING CREDIT FACILITY

Repays Remaining $2.5 Billion First Lien Term Loan

NEW YORK – August 25, 2011 – CIT Group Inc. (NYSE: CIT), a leading provider of financing to small businesses and middle market companies, today announced that it successfully closed a new $2 billion committed revolving credit facility with a syndicate of key relationship banks. Proceeds from the new revolving credit facility and available corporate cash were used to fully repay (at par) and terminate CIT’s outstanding $2.5 billion first lien term loan.

The new $2 billion revolving credit facility matures in August 2015 and carries an interest rate ranging from LIBOR + 2.00% to 2.75% (with no floor) based on CIT’s long term senior unsecured credit rating.  The revolving credit facility currently benefits from the same collateral and security package as the old first lien term loan; however, upon repayment in full of CIT’s outstanding Series A Notes the revolving credit facility will automatically become unsecured, providing the Company with greater flexibility.

“We continue to make significant progress executing our liability restructuring roadmap as we redeem legacy debt at lower costs and migrate towards a more flexible debt structure,” said John A. Thain, Chairman and Chief Executive Officer.

Since the beginning of 2010, CIT has eliminated or refinanced more than $13 billion of first lien and second lien debt, including $7.5 billion of first lien debt, more than $3.5 billion of Series A Notes and its entire $2.1 billion of Series B Notes.

BofA Merrill Lynch, Barclays Capital and J.P. Morgan served as joint lead arrangers and joint bookrunners on the revolving credit facility with Bank of America, N.A. serving as Administrative Agent.

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About CIT

Founded in 1908, CIT (NYSE: CIT) is a bank holding company with more than $35 billion in finance and leasing assets. A member of the Fortune 500, it provides financing and leasing capital to its more than one million small business and middle market clients and their customers across more than 30 industries. CIT maintains leadership positions in small business and middle market lending, factoring, retail finance, aerospace, equipment and rail leasing, and global vendor finance. www.cit.com

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